N-SAR Item 77C Exhibit


Pennsylvania Municipal Bond Fund

SPECIAL MEETING OF SHAREHOLDERS
On February 12, 2009, a Special
 Meeting of Shareholders for the
 Fund was held to
consider a number of proposals.
On December 1, 2008, the record
 date for the meeting,
the Fund had $461,608,642 of net
assets outstanding of which
 $407,045,620 (88.18%)
of net assets were represented at
the meeting.
Proposal 1 To consider and act
upon a new investment advisory
agreement with
Evergreen Investment Management
 Company, LLC:
Net assets voted For $403,728,544
Net assets voted Against $ 2,137,344
Net assets voted Abstain $ 1,179,732

California Municipal Bond Fund
SPECIAL MEETING OF SHAREHOLDERS
On February 12, 2009, a Special
Meeting of Shareholders for the
 Fund was held to
consider a number of proposals.
On December 1, 2008, the record
 date for the meeting,
the Fund had $236,641,754 of net
assets outstanding of which $132,792,994
(56.12%)
of net assets were represented at the
 meeting.
Proposal 1 To consider and act upon
 a new investment advisory agreement with Evergreen Investment Management
Company, LLC:
Net assets voted For $118,963,600
Net assets voted Against $ 2,881,255
Net assets voted Abstain $ 10,948,139
Data